Exhibit 99.1

IA Global Announces $375,000 Private Placement

SAN FRANCISCO--(May 25, 2011, BUSINESS WIRE)-- IA Global, Inc. (OTCQB: IAGI.QB) (the “Company”), a global services and technology company, today announced that on May 20, 2011, the Company received $375,000 under a Private Placement Memorandum dated April 27, 2011 from multiple, new qualified investors in individual units of $25,000 or more.  Under the terms of the Memorandum, IA Global agreed to sell 1,500,000 shares of the Company’s common stock for an aggregate purchase price of $375,000, or $0.25 per share.  Also under the terms of the Memorandum, they received 1,500,000 warrants with an exercise price of $0.35 per share and a term of 3 years.

Brian Hoekstra, CEO and Chairman, commented, “IA Global is pleased to have secured this initial private placement of $375,000 offered through Sandgrain Securities, Inc., a licensed broker dealer and a member of FINRA. With this financing in place, we should have the capital necessary to support our expansion plans in the coming months. We look forward to updating our shareholders and the investment community on our progress in expanding our presence and tightening our focus in the U.K and Japan.”

ABOUT IA GLOBAL INC.

IA Global is a global services and outsourcing company focused on growing existing businesses and expansion through global mergers and acquisitions. The Company is currently utilizing its business partnerships to acquire growth businesses in its target sectors and markets. The Company is also actively engaging businesses that would benefit from its business expertise, knowledge of Global Markets, and technology infrastructure.

Investor Relations Contact:

IA Global, Inc.
415-946-8828
ir@iaglobalinc.com
or
American Capital Ventures
Howard Gostfrand, 305-918-7000
info@amcapventures.com
www.amcapventures.com